Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICAL’S PV-10 FEATURED IN ARTICLE BY SANJIV

AGARWALA IN CURRENT OPINION IN ONCOLOGY

March Issue Available On-Line Now

KNOXVILLE, TN, February 6, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that an article, entitled “Intralesional therapy for advanced melanoma: promise and limitation,” authored by Sanjiv S. Agarwala, MD, has been published in the March issue of Current Opinion in Oncology, now available online.

The entire article may be found at:

http://journals.lww.com/co-oncology/Fulltext/2015/03000/Intralesional_therapy_for_advanced_melanoma     .12.aspx

Dr. Agarwala reviews the research history of the first intralesional treatment Bacille Calmette-Guerin (BCG), as well as the newer treatments Allovectin-7 (velimogene aliplasmid), plasmid IL-12, talimogene laherparepvec (T-VEC) and Provectus Biopharmaceutical’s PV-10.

Key points of the article include:

•	Risk for recurrence, progression and metastasis is high among patients with unresectable, multiple or advanced locally/regionally metastatic stage IIIB/C or stage IV M1a melanoma.

•	Most recent clinical trials of intralesional therapies show promise for their response rates, low toxicity and likely systemic immunological effects.

•	Ongoing and planned clinical trials will test T-VEC in combination with systemic immunological therapies and PV-10 as monotherapy versus chemotherapy in patients who have failed or are ineligible for systemic immunological therapy.

Dr. Agarwala’s findings stated, “After promising phase 2 results with Allovectin-7 (velimogene aliplasmid), overall survival in a phase 3 study was shorter for Allovectin-7 than for dacarbazine/temozolomide (median 18.8 versus 24.1 months). In a phase 2 trial of intratumoral electroporation of plasmid interleukin-12 among 28 patients with advanced melanoma, the primary endpoint of best overall response rate within 24 weeks of first treatment was 32.2% for objective response and 10.7% for complete response. In the phase 3 OPTiM trial of talimogene laherparepvec, the intralesional agent that is furthest along in clinical testing, the primary endpoint of durable response rate was 16% for talimogene laherparepvec and 2% for granulocyte macrophage colony-stimulating factor. In the PV-10 phase 2 trial among 80 patients with stage III–IV melanoma, the overall response rate was 51%, with a 26% complete response rate.”

-more-

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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